EXHIBIT 2.3

                                   GUARANTY

                        Dated as of September 18, 2003

                                    Between

                    COMPANHIA DE BEBIDAS DAS AMERICAS-AMBEV

                                 as Guarantor,

                                      and

                           THE BANK OF NEW YORK, as

                          Trustee for the Noteholders

                              Referred to Herein




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                               TABLE OF CONTENTS


                                                                            PAGE

SECTION 1.      Definitions..................................................2

SECTION 2.      Guaranty....................................................10

SECTION 3.      Guaranty Absolute...........................................10

SECTION 4.      Suspension of Principal Payments............................12

SECTION 5.      Independent Obligation......................................12

SECTION 6.      Waivers and Acknowledgments.................................13

SECTION 7.      Claims Against the Issuer...................................13

SECTION 8.      Payments Free and Clear of Taxes, Etc.......................14

SECTION 9.      Representations and Warranties..............................15

SECTION 10.     Covenants...................................................17

SECTION 11.     Amendments, etc.............................................24

SECTION 12.     Notices, Etc................................................24

SECTION 13.     No Waiver; Remedies.........................................24

SECTION 14.     Indemnification.............................................25

SECTION 15.     Subordination...............................................25

SECTION 16.     Continuing Agreement; Assignment of Rights Under the
                Indenture and the Notes.....................................26

SECTION 17.     Currency Rate Indemnity.....................................26

SECTION 18.     Governing Law; Jurisdiction; Waiver of Immunity, Etc........27

SECTION 19.     Execution in Counterparts...................................29

SECTION 20.     Pledge of Interest in Accounts..............................29

SECTION 21.     Entire Agreement............................................29


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                                   GUARANTY


          GUARANTY (this "Guaranty"), dated as of September 18, 2003, between COMPANHIA DE BEBIDAS DAS AMERICAS-AMBEV (the "Guarantor"), a sociedade anonima organized and existing under the laws of the Federative Republic of Brazil ("Brazil"), and THE BANK OF NEW YORK, as trustee for the holders of the Notes issued pursuant to the Indenture (as defined below) (the "Trustee").

                                  WITNESSETH:

          WHEREAS, Companhia Brasileira de Bebidas, a sociedade anonima organized under the laws of Brazil and a majority-owned subsidiary of the Guarantor (the "Issuer"), has entered into an Indenture dated September 18, 2003 (the "Indenture") with the Trustee;

          WHEREAS, the Issuer has duly authorized the issuance of its notes in such principal amount or amounts as may from time to time be authorized in accordance with the Indenture and is, on the date hereof, issuing U.S.$ 500,000,000 of its 8.75% Notes due 2013 under the Indenture (the "Initial Notes");

          WHEREAS, pursuant to the Registration Rights Agreement (the "Registration Rights Agreement"), dated September 18, 2003 among the Issuer, the Guarantor and the Initial Purchasers, the Issuer and the Guarantor have agreed to register the Initial Notes under the Securities Act and to effect an exchange offer pursuant to which the Issuer will issue Exchange Notes (as defined herein) in exchange for the Initial Notes;

          WHEREAS, the Guarantor is willing to enter into this Guaranty in order to provide the holders of the Initial Notes and the Exchange Notes (together, the "Notes" and the holders thereof being "Noteholders") with an irrevocable and unconditional guaranty that, if the Issuer shall fail to make any required payment of principal, interest or other amounts due in respect of the Notes and the Indenture, the Guarantor will pay any such amounts whether at stated maturity, or earlier or later by acceleration or otherwise;

          WHEREAS, the Guarantor agrees that it will derive substantial direct and indirect benefits from the issuance of the Notes by the Issuer;

          WHEREAS, it is a condition precedent to the issuance of the Notes that the Guarantor shall have executed this Guaranty.

          WHEREAS, each of the parties hereto is entering into this Guaranty for the benefit of the other party and for the equal and ratable benefit of the Noteholders.

          NOW, THEREFORE, the Guarantor and the Trustee hereby agree as follows:

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          SECTION 1. Definitions. (a) As used herein the following capitalized terms shall have the following meanings:

          "Additional Amounts" has the meaning set forth in Section 8(a).

          "Affiliate" with respect to any Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; it being understood that for purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person shall mean the possession, direct or indirect, of the power to vote 10% or more of the equity or similar voting interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such interests, by contract or otherwise.

          "Authorized Representative" of the Guarantor or any other Person means the person or persons authorized to act on behalf of such entity by its chief executive officer, president, chief operating officer, chief financial officer or any vice president or its Board of Directors or any other governing body of such entity.

          "Bankruptcy Law" has the meaning specified in Section 15(a).

          "Board of Directors", when used with respect to a corporation, means either the board of directors of such corporation or any committee of that board duly authorized to act for it, and when used with respect to a limited liability company, partnership or other entity other than a corporation, any Person or body authorized by the organizational documents or by the voting equity owners of such entity to act for them, including, in the case of a Brazilian corporation (sociedade anonima) or limited liability company (sociedade limitada), such corporation's conselho de administracao and diretoria, or such limited liability company's administrador(es).

          "Brazilian GAAP" means the generally accepted accounting practices adopted in Brazil determined in accordance with the Brazilian corporate law.

          "Business Day" means any day except a Saturday, a Sunday or a legal holiday or a day on which banking institutions (including, without limitation, the members of the Federal Reserve System) are authorized or required by law, regulation or executive order to close in The City of New York or Brazil.

          "Central Bank" has the meaning specified in Section 9(c).

          "Closing Date" means September 18, 2003.

          "Consolidated Net Tangible Assets" means the total amount of assets of the Guarantor and its consolidated Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets, after deducting therefrom (i) all current liabilities of the Guarantor and its consolidated Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt


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discount and expense and other like intangibles, all as set forth on the most recent financial statements delivered by the Guarantor to the Trustee pursuant to this Guaranty.

          "Default" has the meaning set forth in the Indenture.

          "Denomination Currency" has the meaning specified in Section 17(b).

          "Electronic Registration" has the meaning specified in Section 9(c).

          "Event of Default" has the meaning specified in the Indenture.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Notes" means the securities registered, in accordance with the terms of the Registration Rights Agreement, with the United States Securities and Exchange Commission under the Securities Act, with identical terms as the Initial Notes (except restrictions on transfer).

          "Exchange Offer" means an offer by the Issuer, pursuant to the Registration Rights Agreement, to holders of the Initial Notes to issue and deliver to such holders, in exchange for their Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

          "Excluded Additional Amounts" has the meaning specified in the Indenture.

          "Expected Maturity Date" has the meaning specified in the Indenture.

          "Expropriation Event" has the meaning specified in the Insurance
Policy.

          "Final Memorandum" means the Offering Memorandum dated September 11, 2003 prepared by the Issuer and the Guarantor in connection with the issuance and sale of the Initial Notes.

          "Fitch" means Fitch, Inc.

          "Governmental Approval" means any authorization, consent, approval, order, license, franchise, ruling, permit, certification, waiver, exemption, filing or registration by or with any Governmental Authority (including, without limitation, environmental approvals, zoning variances, special exceptions and non-conforming uses) relating to the execution, delivery or performance of any Transaction Document.

          "Governmental Authority" means any regulatory, administrative or other legal body, any court, tribunal or authority or any public legal entity or public agency of Brazil, the United States of America or any other jurisdictions whether created by federal, provincial or local government, or any other legal entity now existing or hereafter created, or now or hereafter controlled, directly or indirectly, by any public legal entity or public agency of any of the foregoing.

          "Guaranteed Obligations" has the meaning specified in Section 2.


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          "Guarantor" has the meaning specified in the preamble of this
Guaranty.

          "Guarantor Sale and Lease-Back Transaction" means any transaction or series of related transactions pursuant to which the Guarantor or any of its Subsidiaries sells or transfers any property to any Person with the intention of taking back a lease of such property.

          "Guarantor Specified Property" means (i) any manufacturing facility, including land and buildings and other improvements thereon and equipment located therein, (ii) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, in each case of the Guarantor or any of its Subsidiaries, and (iii) any intangible assets, including, without limitation, any brand names, trademarks, copyrights, patents and similar rights and any income (licensing or otherwise), proceeds of sale or other revenue therefrom. For the avoidance of doubt, Guarantor Specified Property excludes any receivables or cash flow arising from the sales of goods and services by the Guarantor in the ordinary course of business.

          "Hedge Agreements" means interest rate protection agreements, interest rate swaps, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

          "Inconvertibility Event" means "Currency Inconvertibility" as such term is defined in the Insurance Policy.

          "Indebtedness" of any Person means, without duplication:

          (i) indebtedness of such Person for borrowed money;

          (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade accounts payable for which there is no interest due and payable (other than default interest) according to the terms of such obligations and which are incurred in the ordinary course of such Person's business but only if and for so long as the same remain payable on customary trade terms);

          (iii) all reimbursement or payment obligations of such Person with respect to letters of credit, bankers' acceptances, surety bonds and similar instruments, except for reimbursement or payment obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) above or (iv), (vii) or (viii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

          (iv) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

          (v) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect


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     to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

          (vi) all net obligations of such Person with respect to Hedge Agreements;

          (vii) all direct or indirect guaranties in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, any indebtedness referred to in clauses (i) through (vi) above; and

          (viii) all indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

          "Indemnified Party" has the meaning specified in Section 14.

          "Indenture" has the meaning specified in the preamble to this Guaranty.

          "Initial Purchasers" means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., acting as such pursuant to the Purchase Agreement.

          "Insurance Policy" means the Insurance Policy for Expropriation and Currency Inconvertibility, dated as of September 18, 2003, between the Insurer and the Trustee, as amended or modified from time to time in accordance with the terms thereof.

          "Insurance Policy Application" means the application for the Insurance Policy submitted by the Trustee to the Insurer on September 18, 2003.

          "Insurance Side Agreement" means the Agreement Regarding the Insurance Policy for Expropriation and Currency Inconvertibility dated as of September 18, 2003, by and among the Trustee, the Insurer, the Issuer and the Guarantor, as amended or modified from time to time in accordance with the terms thereof.

          "Insurer" means Steadfast Insurance Company, a Delaware insurance company and a wholly owned Subsidiary of Zurich American Insurance Company, an insurance company organized under the laws of the State of New York.

          "Issuer" has the meaning set forth in the preamble to this Guaranty.

          "Judgment Currency" has the meaning specified in Section 17(b).

          "Law" means any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, injunction, enforceable at law or in equity, along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof.


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          "Letter of Credit" has the meaning specified in the Indenture.

          "Lien" means any mortgage, pledge, security interest, aval, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

          "Luxembourg Paying Agent" means The Bank of New York (Luxembourg) S.A. as the Luxembourg Paying Agent under the Indenture.

          "Material Adverse Effect" means a material adverse effect on (a) the condition (financial or otherwise), results of operation, or prospects of either of the Guarantor and its Subsidiaries, taken as a whole, (b) the ability of the Guarantor to perform its material obligations under this Guaranty or any other Transaction Document, or (c) the rights of the Trustee, acting on behalf of the holders of the Notes, or such holders, under any of the Transaction Documents.

          "Material Subsidiary" means any direct or indirect Subsidiary of the Guarantor with total assets of more than U.S.$200,000,000 (or its equivalent in another currency) as set forth on the consolidated financial statements of the Guarantor as of the end of the most recent fiscal year.

          "Moody's" means Moody's Investors Service, Inc.

          "Note Rate" has the meaning specified in the Indenture.

          "Noteholders" has the meaning specified in the preamble of this Guaranty.

          "Notes" has the meaning specified in the preamble of this Guaranty.

          "Officer's Certificate" means a certificate of an Authorized Representative of the Guarantor containing, in respect of each certificate furnished with respect to a particular condition, covenant or provision of this Guaranty:

          (i) a statement that an Authorized Representative of the Guarantor has read such covenant, condition or provision;

          (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (iii) a statement that, in the opinion of each such individual, such examination or investigation has been made as is necessary to enable such individual to express an informed opinion as to whether or not such covenant, condition or provision has been complied with; and

          (iv) a statement as to whether, in the opinion of each such individual, such condition, covenant or provision has been complied with.


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          "Official Lender" means (a) any Brazilian governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks), including, without limitation, Banco Nacional de Desenvolvimento Economico e Social and the related system, (b) any multilateral or foreign governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any such institutions, agencies or banks), including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank and (c) any Governmental Authority of jurisdictions where the Guarantor or any of its Subsidiaries conducts business (or any bank or financial institutions representing or acting as agent for such Governmental Authority).

          "Opinion of Counsel" means a written opinion of counsel from any Person either expressly referred to herein or otherwise reasonably satisfactory to the Trustee which may include, without limitation, counsel for the Guarantor, whether or not such counsel is an employee of the Guarantor, which opinion contains:

          (i) a statement that each individual signing such certificate or opinion has read such covenant, condition or provision;

          (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (iii) a statement that, in the opinion of each such individual, such examination or investigation has been made as is necessary to enable such individual to express an informed opinion as to whether or not such covenant, condition or provision has been complied with; and

          (iv) a statement as to whether, in the opinion of each such individual, such condition, covenant or provision has been complied with.

          "Payment Account" has the meaning set forth in the Indenture.

          "Permitted Investment" has the meaning set forth in the Indenture.

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Post Petition Interest" has the meaning specified in Section 15(b).

          "Purchase Agreement" means the Purchase Agreement dated as of September 11, 2003, among the Guarantor, the Issuer and the Initial Purchasers.

          "Registration Rights Agreement" has the meaning specified in the preamble to this Guaranty.


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          "Reimbursement Agreement" means any reimbursement agreement entered into by the Guarantor, the Issuer and/or any of their respective Affiliates in connection with the Letter of Credit.

          "Reserve Account" has the meaning specified in the Indenture.

          "Securities Act" means the United States Securities Act of 1933, as amended.

          "S&P" means Standard & Poor's.

          "Subordinated Obligations" has the meaning specified in Section 15.

          "Subsidiary" means, as to any Person, a corporation, company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors (or similar governing body) of such corporation, company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Guaranty shall refer to a Subsidiary or Subsidiaries of the Guarantor.

          "Successor Company" has the meaning specified in Section
10(n)(i)(A).

          "Suspension of Payment" has the meaning specified in Section 4.

          "Tax" has the meaning specified in the Indenture.

          "Taxing Jurisdiction" has the meaning specified in the Indenture.

          "Termination Date" has the meaning specified in Section 7.

          "Transaction Documents" means, collectively, the Indenture, the Notes, the Insurance Policy, this Guaranty, the Registration Rights Agreement, the Insurance Side Agreement, the Insurance Policy Application, each Letter of Credit, the application for listing of the Notes with the Luxembourg Stock Exchange and the DTC Letter of Representations completed by the Issuer and the Trustee in connection with the Notes.

          "Trustee" has the meaning specified in the preamble of this Guaranty.

          "United States" or "U.S." means the United States of America.

          "U.S. GAAP" means generally accepted accounting principles in effect in the United States applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Issuer's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and


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pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

          (b) Construction. For all purposes of this Guaranty (and for all purposes of any other Transaction Document or any other instrument or agreement that incorporates provisions of this Guaranty by reference), except as otherwise expressly provided or unless the context otherwise requires:

          (i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

          (ii) except as otherwise expressly provided herein, (A) all accounting terms used herein shall be interpreted, (B) all financial statements and all certificates and reports as to financial matters required to be delivered to the Trustee hereunder shall be prepared and
     (C) all calculations made for the purposes of determining compliance with this Guaranty shall (except as otherwise expressly provided herein) be made in accordance with, or by application of, Brazilian GAAP;

          (iii) all references in this Guaranty (including the Appendices and Schedules hereto) to designated "Articles", "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Guaranty;

          (iv) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Guaranty as a whole and not to any particular Article, Section or other subdivision;

          (v) unless the context clearly indicates otherwise, pronouns having a masculine or feminine gender shall be deemed to include the other;

          (vi) unless otherwise expressly specified, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document as in effect as of the date hereof, as the same may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Guaranty and the other Transaction Documents and shall include any agreement, contract, instrument or document in substitution or replacement of any of the foregoing entered into in accordance with the terms of this Guaranty and the other Transaction Documents;

          (vii) any reference to any Person shall include its permitted successors and assigns in accordance with the terms of this Guaranty and the other Transaction Documents including, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; and

          (viii) unless the context clearly requires otherwise, references to "Law" or to any particular Law shall include Laws or such particular Law as in effect at each, every and any of the times in question, including any amendments, replacements, supplements, extensions, modifications, consolidations, restatements, revisions or reenactments thereto or thereof, and whether or not in effect at the date of this Guaranty.


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          SECTION 2. Guaranty. (a) The Guarantor hereby absolutely,
unconditionally and irrevocably guarantees the due and punctual payment when due, whether at the Expected Maturity Date (as the same may be extended as permitted in the Indenture), or earlier or later by acceleration or otherwise, of all obligations of the Issuer now or hereafter existing under the Indenture and the Notes, whether for principal, interest, make-whole premium, fees, indemnities, costs, expenses or otherwise (such obligations being the "Guaranteed Obligations"), and the Guarantor agrees to pay any and all expenses (including reasonable and documented counsel fees and expenses) incurred by the Trustee or any Noteholder in enforcing any rights under this Guaranty with respect to such Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Issuer to the Trustee or any Noteholder under the Indenture and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving the Issuer.

          (b) In the event that the Issuer does not make payments to the Trustee of all or any portion of the Guaranteed Obligations, upon receipt of notice of such non-payment by the Trustee in substantially the form of Exhibit A hereto, the Guarantor will make immediate payment to the Trustee of any such amount or portion of the Guaranteed Obligations owing or payable under the Indenture and the Notes. Such notice shall specify the amount or amounts under the Indenture and the Notes that were not paid on the date that such amounts were required to be paid under the terms of the Indenture and the Notes.

          (c) The obligation of the Guarantor under this Guaranty shall be absolute and unconditional upon receipt by it of the notice contemplated herein absent manifest error. The Guarantor shall not be relieved of its obligations hereunder unless and until the Trustee shall have indefeasibly received all amounts required to be paid by the Guarantor hereunder (and any Event of Default under the Indenture has been cured); provided, however that the Guarantor's payment obligations to the Trustee hereunder shall not be satisfied as a result of any transfer of funds (as provided under the Indenture) to the Payment Account from funds on deposit in the Reserve Account or amounts paid by the Insurer under the Insurance Policy, to the extent that the Insurer is or may be subrogated to any right to receive such amounts or any such payment obligations in connection with a claim for such amounts under the Insurance Policy. All amounts payable by the Guarantor hereunder shall be payable in U.S. dollars and in immediately available funds to the Trustee.

          SECTION 3. GUARANTY ABSOLUTE. (a) The Guarantor's obligation under this Guaranty are absolute and unconditional regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Noteholder under its Notes or the Indenture. The obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of the Issuer, the Issuer's Subsidiaries or the Guarantor's Subsidiaries under or in respect of the Indenture and the Notes or any other document or agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Issuer or whether the Issuer is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional


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irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

          (i) any lack of validity or enforceability of any of the Transaction Documents;

          (ii) any provision of applicable law or regulation purporting to prohibit the payment by the Guarantor of any amount payable by it under this Guaranty;

          (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other person or entity under or in respect of the Transaction Documents, or any other amendment or waiver of or any consent to departure from any Transaction Document, including, without limitation, any increase in the obligations of the Issuer under the Indenture and the Notes as a result of the extension of additional credit, any rescheduling of the Issuer's obligations under the Notes of the Indenture or otherwise;

          (iv) any taking, release or amendment or waiver of, or consent to departure from, any other guaranty or agreement similar in function to this Guaranty, for all or any of the obligations of the Issuer under the Indenture or the Notes;

          (v) any manner of sale or other disposition of any assets of any Noteholder;

          (vi) any change, restructuring or termination of the corporate structure or existence of the Issuer or the Guarantor or any Subsidiary thereof or any change in the name, purposes, business, capital stock (including ownership thereof) or constitutive documents of the Issuer or the Guarantor;

          (vii) any failure of the Trustee to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Issuer or any of its Subsidiaries (the Guarantor hereby waiving any duty on the part of the Trustee or any Noteholders to disclose such information);

          (viii) the failure of any other person or entity to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Indenture;

          (ix) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Trustee or any Noteholder that might otherwise constitute a defense available to, or a discharge of, the Issuer or the Guarantor or any other party;

          (x) any claim of set-off or other right which the Guarantor may have at any time against the Issuer or the Trustee, whether in connection with this transaction or with any unrelated transaction; or


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          (xi) any Inconvertibility Event or Expropriation Event, whether or not such event is known to the Guarantor or the Trustee.


          (b) This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Noteholder or any other person or entity upon the insolvency, bankruptcy or reorganization of the Issuer or the Guarantor or otherwise, all as though such payment had not been made.

          SECTION 4. Suspension of Principal Payments. (a) If, at any time prior to the effectiveness of the voluntary cancellation of the Insurance Policy at the option of the Issuer in accordance with the terms and procedures set forth in the Indenture, the Guarantor is obligated to make any payments of principal under this Guaranty, the Guarantor shall be permitted to suspend or defer (such suspension or deferral a "Suspension of Payment") paying amounts in respect of principal due under this Guaranty to the extent that it is not able to satisfy such obligations from funds available to it outside of Brazil if, but only if, its obligation to make such payment (i) arises solely as a result of the insolvency or similar events involving the Issuer, any Material Subsidiary thereof or any Material Subsidiary of the Guarantor and (ii) arises during the occurrence and continuation of an Inconvertibility Event or an Expropriation Event.

          (b) A Suspension of Payment shall last from the date the payment becomes due until the earliest to occur of (i) twenty-four calendar months from such date; (ii) the latest date for which funds are available in the Reserve Account or available under the Letter of Credit and under the Insurance Policy to pay interest on the Notes and (iii) 30 calendar days after the date on which such Inconvertibility Event or Expropriation Event has ended.

          (c) Upon the cessation of a Suspension of Payment, the Guarantor shall be obligated to pay that portion of the Guaranteed Obligations representing outstanding principal and other amounts due on or with respect to the Notes.

          (d) The Guarantor shall be obligated to pay interest (and all other amounts due in respect of the Notes) on the outstanding but unpaid principal amount of the Notes on each day that would otherwise be a payment date under the Indenture and the Notes during the entire period during which there shall be a Suspension of Payment at a rate equal to the Note Rate.

          (e) Notwithstanding the foregoing, if at any time a Default or Event of Default of the type specified in Sections 7.1(g), (h), (i), (j) or (k) of the Indenture occurs in relation to the Guarantor, all of the Guarantor's obligations under this Guaranty shall be immediately due and payable without any notice to the Guarantor or the Issuer.

          SECTION 5. Independent Obligation. The obligations of the Guarantor hereunder are independent of the Issuer's obligations under the Notes and the Indenture. The Trustee, on behalf of the Noteholders, may neglect or forbear to enforce payment under the Indenture and the Notes, without in any way affecting or impairing the liability of the Guarantor hereunder. The Trustee shall not be obligated to exhaust recourse or remedies against the Issuer to recover payments required to be made under the Indenture nor take any other action against the Issuer or, under any agreement, purchase any security which the Trustee may hold before being entitled to payment from the Guarantor of all amounts contemplated in
Section 2 hereof owed hereunder or proceed against or have resort to any balance of any deposit account or credit on the books of the Trustee in favor of the Issuer or in favor of the Guarantor. Without limiting the generality of the foregoing, the Trustee shall have the right to bring a suit directly against the Guarantor, either prior or subsequent to or concurrently with any lawsuit against, or without bringing suit against, the Issuer.

          SECTION 6. Waivers and Acknowledgments. (a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Trustee, on behalf of the Noteholders, protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right, power or remedy or take any action against the Issuer or any other Person.

          (b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to the Guaranteed Obligations, whether the same is existing now or in the future.

          (c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Noteholder or the Trustee on behalf of the Noteholders that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Issuer or any other person or entity and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations of the Guarantor hereunder.

          (d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Trustee or any Noteholder to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Issuer now or hereafter known by the Trustee or any Noteholder, as applicable.

          (e) The Guarantor hereby unconditionally and irrevocably waives the benefits to which it is entitled under Articles 366, 821, 827, 830, 835, 837, 838 and 839 of the Brazilian Civil Code, and Article 595 of the Brazilian Code of Civil Procedure.

          SECTION 7. Claims Against the Issuer. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Issuer or any other guarantor that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under or in respect of this Guaranty or any other Transaction Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to enforce any rights to payments in respect of the Guaranteed Obligations, or to participate in any claim or remedy of the Trustee, on behalf of the Noteholders, against the Issuer or any other person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer or any other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the date on which all of the obligations of the Issuer under the Indenture and the Notes have been discharged in full (the later of such dates being, the "Termination Date"), such amount shall be received and held by the Guarantor in trust for the benefit of the Noteholders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Trustee in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Indenture. If (i) the Guarantor shall make payment to any Noteholder or the Trustee, on behalf of the Noteholders, of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, then the Trustee, on behalf of the Noteholders, will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

          SECTION 8. Payments Free and Clear of Taxes, Etc. (a) Any and all payments by or on account of any obligation of the Guarantor hereunder or under any other Transaction Document shall be made free and clear of and without deduction for any Taxes imposed, levied, collected, withheld or assessed by, within or on behalf of any Taxing Jurisdiction, unless such withholding or deduction is required by law. In that event, the Guarantor shall pay such additional amounts (the "Additional Amounts") as may be necessary to ensure that the amounts received by the Noteholders or the Trustee, as the case may be, after such withholding or deduction shall equal the respective amounts that would have been receivable in respect of this Guaranty, in the case of the Noteholders, or pursuant to Section 8.5 of the Indenture, in the case of the Trustee, in the absence of such withholding or deduction. The Guarantor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. The Guarantor will not, however, pay any Excluded Additional Amounts.

          (b) Payment of Other Taxes by the Guarantor. The Guarantor shall promptly pay when due any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in a Taxing Jurisdiction from the execution, delivery, enforcement or registration of this Guaranty. The Guarantor shall indemnify and make whole the Noteholders for any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies payable by the Guarantor as provided in this clause (b) paid by such Noteholders.

          (c) Tax Indemnification. The Guarantor will, upon written request of any Noteholder or beneficial owner of a Note, indemnify and hold harmless and reimburse such Noteholder for the amount of Taxes of a Taxing Jurisdiction (other than any such Taxes with respect to Excluded Additional Amounts for which the Noteholder would not have been entitled to receive Additional Amounts pursuant to any of the conditions described in Section 2.16(a) of the Indenture) so imposed and paid by such Noteholder as a result of payments made under or with respect to this Guaranty, so that the net amount received by such Noteholder after such reimbursement would not be less than the net amount the Noteholder would have received if such Taxes of such Taxing Jurisdiction would not have been imposed or levied.

          (d) Evidence of Payments. Upon written request from the Trustee, the Guarantor will deliver to the Trustee, within five Business Days after the delivery of such written request, certified copies of Tax receipts or, if such copies are not available, documentation reasonably satisfactory to the Trustee evidencing the payment of any such Taxes due pursuant to applicable law. Upon written request of the Noteholders to the Trustee, copies of such receipts or other documentation, as the case may be, will be made available to the Noteholder. At least ten Business Days prior to each date on which any payment under or with respect to this Guaranty is due and payable, if the Guarantor is obligated to pay Taxes with respect to such payment, the Guarantor will deliver to the Trustee an Officer's Certificate stating that Taxes will be payable, the amounts so payable and setting forth such other information as the Trustee shall reasonably request for tax purposes.

          (e) Foreign Law. If the Trustees or a Noteholder is entitled to an exemption from or reduction of Taxes, with respect to payments under this Guaranty, the Trustee or such Noteholder (as applicable) shall provide to the Guarantor, as reasonably requested by the Guarantor (who shall provide the Trustee or the Noteholder, as the case may be, the relevant documentation, forms and instructions prescribed by applicable law), such documentation as will permit payments under this Guaranty to be made without withholding or at a reduced rate; provided, however, if any documentation or form referred to in this subsection (e) required the disclosure of information that the Trustee or the Noteholder, as the case may be, reasonably considers to be confidential, the Trustee or such Noteholder shall give notice thereof to the Guarantor and shall not be obligated to include in such documentation or form such confidential information.

          (f) All references in this Guaranty to principal, interest, and other amounts payable hereunder shall be deemed to include references to any Additional Amounts payable under this Section 8 with respect to such principal, interest, or other amounts. The foregoing obligations shall survive any termination, defeasance or discharge of the Notes and the Indenture.

          (g) If the Guarantor shall at any time be required to pay Additional Amounts to Noteholders pursuant to the terms of this Guaranty, the Guarantor will use its reasonable endeavors to obtain an exemption from the payment of (or otherwise avoid the obligation to pay) the Tax which has resulted in the requirement that it pay such Additional Amounts.

          SECTION 9. Representations and Warranties. The Guarantor makes the following representations and warranties to the Trustee, on behalf of the Noteholders, all of which shall survive the execution and delivery of this
Guaranty:

          (a) The Guarantor has been duly organized and is validly existing as a sociedade anonima in good standing under the laws of Brazil. The Guarantor is licensed (if and to the extent necessary) and has the full corporate power and authority to enter into and perform its obligations under this Guaranty and the other Transaction Documents to which it is a party.

          (b) This Guaranty has been duly authorized, executed and delivered by the Guarantor; each of this Guaranty, the Insurance Side Agreement and the Registration Rights Agreement and each other document executed and delivered in connection therewith to which the Guarantor is party has been duly authorized and, assuming due authorization, execution and delivery thereof by each other party to those Transaction Documents (other than the Guarantor), when executed and delivered by the Guarantor, will constitute a legal, valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity).

          (c) No consent, approval, authorization, filing with or order of any Governmental Authority is required for the execution, delivery or performance by the Guarantor of any of its obligations under this Guaranty, including, without limitation, making any of the applicable payments required to be made on or after the date hereof under or in respect of any of the Transaction Documents other than (A) any such authorization, approval, action, notice or filing which has been obtained or made, as the case may be, prior to the date hereof and is in full force and effect on the date hereof, including the electronic registration (the "Electronic Registration") with the Brazilian Central Bank (the "Central Bank") that has been previously obtained and is in full force and effect on the date hereof (except for the registration with the Central Bank of the schedule of payments (esquema de pagamentos) relating to the Notes to permit remittance of U.S. Dollars from Brazil for payment on each due date of principal and interest in respect of the Notes through the Brazilian commercial exchange rate market, which shall be obtained after the Closing Date) and (B) any further authorization from the Central Bank in order to enable the Issuer and the Guarantor to make remittances from Brazil in U.S. dollars to make payments under the Notes, the Indenture and this Guaranty or any other Transaction Document not specifically covered by the Electronic Registration (including payments made after 120 days from their originally scheduled due date and payments in different conditions as a result of the issuance of the Exchange Notes) or to make payments specifically covered by the Electronic Registration earlier than their respective due dates, whether upon acceleration or otherwise.

          (d) The Guarantor is currently not in violation of its charter, by-laws or comparable organizational documents; neither the issuance and sale of the Notes, the execution and delivery of any of the Transaction Documents nor the consummation of any of the transactions described or contemplated therein, nor the fulfillment of the terms thereof will conflict with, or give rise to any right to accelerate the maturity or require the prepayment, repurchase or redemption of any indebtedness under, or result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Guarantor or any of its subsidiaries pursuant to, (i) their respective charter, by-laws or comparable organizational documents, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which they are a party or bound or to which any of their property or assets is subject or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to them, except in the case of clauses (ii) or (iii) such as could not reasonably be expected to have a Material Adverse Effect.

          SECTION 10. Covenants. For so long as the Notes remain outstanding or any amount remains unpaid on the Notes and the Indenture, the Guarantor will, and will cause each of its Subsidiaries to, comply with the terms and covenants set forth below (except as otherwise provided in a duly authorized amendment to this Guaranty as provided herein):

          (a) Performance of Obligations. The Guarantor shall pay all amounts owed by it and comply with all its other obligations under the terms of this Guaranty and each of the other Transaction Documents entered into in connection therewith to which it is a party in accordance with the terms thereof.

          (b) Maintenance of Corporate Existence. The Guarantor will, and will cause each of its Subsidiaries to, (i) maintain in effect its corporate existence and all registrations necessary therefor except as otherwise permitted by Section 10(n), and (ii) take all reasonable actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations; provided that this Section 10(b) shall not require the Guarantor to maintain or cause any Subsidiary thereof to maintain any such right, privilege, title to property or franchise or the like or require the Guarantor to preserve the corporate existence of any Subsidiary, if the failure to do so does not, and will not, have a Material Adverse Effect.

          (c) Maintenance of Properties. The Guarantor will, and will cause each of its Subsidiaries to, maintain and keep in good condition, repair and working order (normal wear and tear excepted) all properties used or useful in the conduct of its or its Subsidiaries businesses, and will, and will cause each of its Subsidiaries to, make all necessary repairs, renewals, replacements and improvements thereof, all as in the judgment of the Guarantor shall be necessary to conduct properly at all times the business carried on in connection therewith; provided, that this Section 10(c) shall not require the Guarantor to maintain or cause any Subsidiary thereof to maintain any such right, privilege and title to property or franchise if the failure to do so does not, and will not, have a Material Adverse Effect.

          (d) Compliance With Laws. The Guarantor will comply, and will cause its Subsidiaries to comply, at all times with all applicable Laws, rules, regulations, orders and directives of any Governmental Authority having jurisdiction over the Guarantor and each Subsidiary thereof or their businesses or any of the transactions contemplated herein, except where the failure so to comply would not have a Material Adverse Effect.

          (e) Maintenance of Government Approvals. The Guarantor will, and will cause its Subsidiaries to, duly obtain and maintain in full force and effect all Governmental Approvals, consents or licenses of any Governmental Authority, which are necessary under the laws of Brazil or any other jurisdiction having jurisdiction over the Guarantor and each Subsidiary thereof or necessary in all cases for the Guarantor to perform its obligations under this Guaranty and each of the other Transaction Documents to which it is a party (including, without limitation, any authorization required to obtain and transfer U.S. dollars or any other currency, which at that time is legal tender in the United States, out of Brazil, in connection with this Guaranty) or the validity or enforceability of any thereof, except where the failure to do so would not have a Material Adverse Effect.

          (f) Payments of Taxes and Other Claims. The Guarantor will, and will cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges levied or imposed upon the Guarantor or such Subsidiary, as the case may be, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Guarantor or such Subsidiary, as the case may be; provided, however, that this Section 10(f) shall not require the Guarantor to, or cause any Subsidiary thereof to, pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings, or where the failure to do so would not have a Material Adverse Effect.

          (g) Maintenance of Ownership of the Issuer. For so long as any Notes are outstanding, the Guarantor will retain no less than 51% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in the Issuer.

          (h) Maintenance of Insurance. The Guarantor will, and will cause each of its Subsidiaries to, maintain insurance with insurance companies that the Guarantor and its Subsidiaries reasonably believe to be financially sound, in such amounts and covering such risks as are usually covered by companies engaged in similar businesses and owning and/or operating properties or facilities similar to those owned and/or operated by the Guarantor or its Subsidiaries, as the case may be, in the same general locations in which the Guarantor and its subsidiaries own and/or operate their properties or facilities.

          (i) Maintenance of Books and Records. The Guarantor shall, and shall cause each of its Subsidiaries to maintain books, accounts and records in accordance with Brazilian GAAP, unless it is otherwise doing so under U.S. GAAP in accordance with its status as a foreign private issuer under the Securities Act, and in the case of its Subsidiaries, under generally accepted accounting principles in the jurisdiction where each such Subsidiary is organized.

          (j) Maintenance of Office or Agency. So long as any of the Notes are outstanding, the Guarantor will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices to and demands upon the Guarantor in respect of this Guaranty may be served, and the Guarantor will not change the designation of such office without prior notice to the Trustee and designation of a replacement office in the same general location.

          (k) Ranking. The Guarantor will ensure at all times that its obligations under this Guaranty will constitute the general unsecured and unsubordinated obligations of the Guarantor and will rank pari passu, without any preferences among themselves, with all other present and future unsecured and unsubordinated obligations of the Guarantor (other than obligations preferred by statute or by operation of law) that are not, by their terms, expressly subordinated in right of payment to the obligations of the Guarantor under this Guaranty.

          (l) Notice of Defaults. The Guarantor will give notice to the Trustee, as soon as is practicable and in any event within ten calendar days after the Guarantor becomes aware, or should reasonably become aware, of the occurrence of any Default or any Event of Default, accompanied by a certificate of a responsible officer of the Guarantor setting forth the details thereof and stating what action that the Guarantor proposes to take with respect thereto.

          (m) Notice of Expropriation or Inconvertibility Events. The Guarantor will give notice to the Trustee, as soon as is practicable and in any event within five Business Days after the Guarantor becomes aware of any action taken by the Brazilian government that could give rise to an Expropriation Event or an Inconvertibility Event; provided, however, that if an Inconvertibility Event or an Expropriation Event has occurred in the five Business Days preceding a Payment Date that limits or restricts the ability of the Guarantor to convert Reais into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of its obligations under the Transaction Documents, the Guarantor shall give notice of such event promptly and in any event not later than the Business Day prior to such Payment Date; and provided further, that if any of such events occurs on a Payment Date, the Guarantor shall give notice of such event no later than on such Payment Date.

          (n) Limitation on Consolidation, Merger, Sale or Conveyance. (i) The Guarantor will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer all or substantially all of its properties, assets or net sales to any Person (other than a direct or indirect Subsidiary of the Guarantor) or permit any Person (other than a direct or indirect Subsidiary of the Guarantor) to merge with or into it unless:

          (A) either the Guarantor is the continuing entity or the Person formed by such consolidation or into which the Guarantor is merged or that acquired or leased such property or assets of the Guarantor (the "Successor Company") will be a company organized and validly existing under the laws of Brazil or the United States and shall assume (jointly and severally with the Guarantor unless the Guarantor shall have ceased to exist as part of such merger, consolidation or amalgamation), by an amendment to this Guaranty (the form and substance of which shall be previously approved by the Trustee), all of the Guarantor's obligations under this Guaranty;

          (B) the Successor Company (jointly and severally with the Guarantor unless the Guarantor shall have ceased to exist as part of such merger, consolidation or amalgamation) agrees to indemnify each Noteholder against any tax, assessment or governmental charge thereafter imposed on such Noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the Notes pursuant to this Guaranty;

          (C) immediately after giving effect to the transaction, no Event of Default, and no Default has occurred and is continuing;

          (D) the Guarantor has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that the transaction and the amendment to this Guaranty, if applicable, comply with the terms of this Guaranty and that all conditions precedent provided for in this Guaranty and relating to such transaction have been complied with; and

          (E) the Guarantor has delivered notice of such transaction to Moody's, Fitch and S&P (which notice shall contain a description of such merger, consolidation or conveyance).

          (ii) Notwithstanding anything to the contrary in the foregoing, so long as no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:

          (A) the Guarantor may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to a direct or indirect Subsidiary of the Guarantor in cases when the Guarantor is the surviving entity in such transaction and such transaction would not have a Material Adverse Effect on the Guarantor and its Subsidiaries taken as a whole, it being understood that if the Guarantor is not the surviving entity, the Guarantor shall be required to comply with the requirements set forth in clause (i) above; or

          (B) any direct or indirect Subsidiary of the Guarantor may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any Person in cases when such transaction would not have a Material Adverse Effect on the Guarantor and its Subsidiaries taken as a whole; or

          (C) any direct or indirect Subsidiary of the Guarantor may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect Subsidiary of the Guarantor; or

          (D) any direct or indirect Subsidiary of the Guarantor may liquidate or dissolve if the Guarantor determines in good faith that such liquidation or dissolution is in the best interests of the Guarantor, and would not result in a Material Adverse Effect on the Guarantor and its Subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of the Guarantor.

          (E) For the purpose of this Section 10(n)(ii), the term "Subsidiary" shall also include any corporation, company, partnership or other entity of which the Guarantor owns shares of stock or other ownership interests that have the ordinary voting power to elect at least 50% of the Board of Directors (or similar governing body) of such corporation, company, partnership or other entity, or the Guarantor, directly or indirectly through one or more intermediaries, otherwise shares equal control of such corporation, company, partnership or other entity with another Person.

          (o) LIMITATION ON LIENS. (i) The Guarantor will not, and will not cause or permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness, if that Indebtedness is secured by a Lien upon any Guarantor Specified Property now owned or hereafter acquired, unless, together with the issuance, assumption or guarantee of such Indebtedness, the Notes shall be secured equally and ratably with (or prior to) such Indebtedness.

          (ii) The foregoing restriction shall not apply to:

          (A) any Lien in existence on the Closing Date;

          (B) any Lien on any property acquired, constructed or improved by the Guarantor or any of its Subsidiaries after the date of the Indenture which is created, incurred or assumed contemporaneously with, or within 12 months after, that acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of that construction or improvement (including costs such as escalation, interest during construction and finance costs); provided, that in the case of any such construction or improvement the Lien shall not apply to any other property owned by the Guarantor or any of its Subsidiaries, other than any unimproved real property on which the property so constructed, or the improvement, is located;

          (C) any Lien on Guarantor Specified Property which secures Indebtedness owing to an Official Lender;

          (D) any Lien on any property existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of that property);

          (E) any Lien on any property acquired from a corporation or any other Person which is merged with or into the Guarantor or its Subsidiaries, or any Lien existing on property of a corporation or any other Person, which existed at the time such corporation becomes a subsidiary of the Guarantor and, in either case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation);

          (F) any Lien which secures only Indebtedness owing by any of the Guarantor's Subsidiaries, to one or more of the Guarantor's Subsidiaries or to the Guarantor and one or more of the Guarantor's Subsidiaries;

          (G) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (A) through (F) inclusive; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

          (H) any Lien of the Guarantor or any of its Subsidiaries that does not fall within paragraphs (A) through (G) above and that secures an aggregate amount of Indebtedness which, when aggregated with Indebtedness secured by all other Liens of the Guarantor and its Subsidiaries permitted under this paragraph (H) (together with any Guarantor Sale and Lease-Back Transaction that would otherwise be prohibited by the provisions of this Guaranty described below in Section 10(p) and inclusive of any comparable Liens permitted to be created by the Issuer and its Subsidiaries pursuant to the Indenture) at any time does not exceed 10% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by the Guarantor or any of its Subsidiaries or at the time any such Lien is entered into.

          (p) Limitations on Sale and Lease-Back Transactions. The Guarantor will not, and will not permit any of its Subsidiaries to, enter into any Guarantor Sale and Lease-Back Transaction with respect to any Guarantor Specified Property, unless either:

          (i) the Guarantor or that Subsidiary would be entitled pursuant to the provisions of Section 10(o) above (including any exception to the restrictions set forth therein) to issue, assume or guarantee Indebtedness secured by a Lien on such Guarantor Specified Property without equally and ratably securing the Notes, or

          (ii) the Guarantor or that Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Guarantor Specified Property so leased, to the retirement, within 12 months after the effective date of the Guarantor Sale and Lease-Back Transaction, of any of the Guarantor's Indebtedness ranking at least pari passu with this Guaranty and owing to a Person other than the Guarantor or any of its Subsidiaries or to the construction or improvement of real property or personal property used by the Guarantor or any of its Subsidiaries in the ordinary course of business. These restrictions will not apply to transactions providing for a lease term, including any renewal, of not more than three years, and transactions between the Guarantor and any or its Subsidiaries or between the Guarantor's Subsidiaries.

          (q) Transactions with Affiliates. The Guarantor shall not, and shall not permit any of its Subsidiaries to, enter into or carry out (or agree to enter into or carry out) any transaction or arrangement with any Affiliate, except for any transaction or arrangement entered into or carried out on terms no less favorable to the Guarantor or such Subsidiary than those which could have been obtained on an arm's-length basis with a Person that is not an Affiliate; provided, however, that the foregoing shall not apply to transactions (i) between the Guarantor and the Issuer or (ii) between or among the Guarantor, the Issuer and/or any of their respective Subsidiaries not involving any other Person so long as consummation of any such transaction will not have a Material Adverse Effect.

          (r) Provision of Financial Statements and Reports. (i) The Guarantor will provide to the Trustee, in English or accompanied by an English translation thereof, (A) as soon as available and in any case within 60 calendar days after the end of each fiscal quarter (other than the fourth quarter), its unaudited and consolidated balance sheet and statement of income calculated in accordance with Brazilian GAAP and accompanied by a report thereon by an independent public accountant of recognized international standing (unless the Guarantor is preparing interim financial statements under U.S. GAAP for purposes of filings under the United States securities laws, in which case this clause (A) shall be deemed to apply to U.S. GAAP rather than Brazilian GAAP and such financial statements shall be delivered as soon as available and in any case within 90 calendar days after the end of the fiscal quarter) and (B) as soon as available and in any case within 180 calendar days after the end of each fiscal year, its audited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP or in accordance with Brazilian GAAP, together with a reconciliation to U.S. GAAP in accordance with the rules and regulations of the United States securities laws, and either case accompanied by a report thereon by an independent public accountant of recognized international standing.

          (ii) The Guarantor will provide, together with each of the financial statements delivered hereunder, an Officer's Certificate stating that a review of the Guarantor's activities has been made during the period covered by such financial statements with a view to determining whether the Guarantor has kept, observed, performed and fulfilled its covenants and agreements under this Guaranty and that no Event of Default has occurred during such period.

          (iii) In addition, the Guarantor will furnish to the Trustee copies of all financial statements and financial reports, promptly upon such statements and reports being publicly available, filed by the Guarantor with the SEC or published or otherwise made publicly available in Brazil, the United States or elsewhere, and in any case within 15 calendar days of such statements and reports becoming available.

          (iv) The Guarantor shall provide to the Trustee such other financial data as the Trustee may reasonably request to ascertain compliance by the Guarantor and its Subsidiaries of their obligations under this Guaranty and the other Transaction Documents.

          (s) Further Actions. The Guarantor will, at its own cost and expense, and will cause its Subsidiaries to, at their own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the Trustee may reasonably request, in accordance with applicable Laws to be taken, fulfilled or done in order to (i) enable the Guarantor to lawfully enter into, exercise its rights and perform and comply with its obligations under this Guaranty and each of the other Transaction Documents to which it is a party (ii) ensure that the Guarantor's obligations under this Guaranty and each of the other Transaction Documents to which it is a party are legally binding and enforceable, (iii) make this Guaranty and each of the other Transaction Documents to which it is a party admissible in evidence in the courts of the State of New York or Brazil, (iv) enable the Trustee to the exercise and enforce its rights under and carry out the terms, obligations, provisions and purposes of this Guaranty and each of the other Transaction Documents, (v) take any and all action necessary to preserve the enforceability of, and maintain the Trustee's rights under this Guaranty and the other Transaction Documents, including, without limitation, refraining from taking any action that reasonably can be expected to have an adverse effect on the enforceability of, or any of the Trustee's rights under, this Guaranty and each of the other Transaction Documents, and (vi) assist the Trustee in the Trustee's performance of its obligations under this Guaranty and each of the other Transaction Documents.

          (t) Available Information. For as long as the Notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, the Guarantor will, to the extent required, furnish to any Noteholder of a Note issued under Rule 144A, or to any prospective purchaser designated by such Noteholder, upon request of such Noteholder, financial and other information described in paragraph (d)(4) of Rule 144A with respect to the Guarantor and the

Issuer to the extent required in order to permit such Noteholder to comply with Rule 144A (as amended from time to time and including any successor provision) with respect to any resale of such Note, unless, at the time of such request, the Issuer is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act or is exempt from such requirements pursuant to Rule 12g3-2(b) under the Exchange Act (as amended from time to time and including any successor provision) and no such information about the Issuer or the Guarantor is otherwise required pursuant to Rule 144A.

          SECTION 11. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Trustee and the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 12. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy) and mailed, telecopied or delivered by hand to it, if to the Guarantor, addressed to Companhia de Bebidas das Americas-AMBEV, Edificio Corporate Park, Rua Dr. Renato Paes de Barros, 1017, 4(degree) andar, 04530-001, Sao Paulo, SP, Brazil, Attention: Tobias Stingelin and Andrea Vianna Jorge Ruiz (telefax:
(55-11) 2122-1454 and (55-11) 2122-1540), if to the Trustee, at The Bank of
New York, 101 Barclay Street, 21W, New York, New York 10286, Telephone: (212) 815-5381, Telecopier: (212) 815-3522, Attention: Global Finance Unit or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. The Trustee shall forward promptly copies of all notices and other communications given or received hereunder or under any of the Transaction Documents to Moody's at Moody's Investors Service, 99 Church Street, New York, New York, Attention: Maria Muller, Latin American ABS Monitoring, to S&P at 55 Water Street, New York, New York 10041, Attention:
Diane Audino, Latin American Structured Finance and to Fitch at 55 E. Monroe, Suite 3500, Chicago, Illinois 60603, Attention: Latin American Structured Surveillance. All such notices and other communications shall, when telecopied be effective when transmitted. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty shall be effective as delivery of an original executed counterpart thereof.

          Copies of all written information provided by the Guarantor under the terms hereof, including without limitation all such written information and financial statements provided to the Trustee under Section 10 hereof, shall be sent to the Luxembourg Paying Agent by first class mail at its offices at Aerogolf Centre, 1A Hoehenhof, L-1736 Senningerberg, G.D., Luxembourg, or such other address as shall be designated by the Luxembourg Paying Agent to the Trustee and the Guarantor.

          SECTION 13. No Waiver; Remedies. No failure on the part of the Trustee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 14. Indemnification. (a) Without limitation on any other obligations of the Guarantor or remedies of the Trustee under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Trustee and its officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligation to be the legal, valid and binding obligations of the Guarantor enforceable against it in accordance with their terms.

          (b) The Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Guarantor or any of its Affiliates or any of their respective officers, directors, employees, agents and advisors, and the Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

          (c) Without prejudice to the survival of any of the other agreements of the Guarantor under this Guaranty or any of the other Transaction Documents, the agreements and obligations of the Guarantor contained in Sections 2 and 3 (with respect to the payment of all other amounts owed under the Indenture), Section 9 and this Section 14 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this agreement.

          SECTION 15. Subordination. To the extent that the Guarantor is required to make any payment hereunder, the Guarantor hereby subordinates, to the fullest extent allowed by applicable laws, any and all debts, liabilities and other payment or financial or payment obligations (except for dividends already declared on the date the Guarantor is required to make any payments by the Issuer but not actually paid to the Guarantor) owed by the Issuer to the Guarantor, (the "Subordinated Obligations") to the Guaranteed Obligations and agrees that it shall not require the Issuer to make any payments in respect thereof to the extent and in the manner hereinafter set forth in this Section 15:

          (a) Prohibited Payments, Etc. Except during the continuance of a Default or Event of Default (including the commencement and continuation of any proceeding under any applicable bankruptcy, insolvency, receivership or similar law now or hereafter in effect relating to the Issuer (each such law, a "Bankruptcy Law")), the Guarantor may receive any payments from the Issuer on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Issuer), however, unless the Trustee otherwise agrees, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

          (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to the Issuer, the Guarantor agrees that the Trustee, on behalf of the Noteholders, shall be entitled to receive payment in full in cash of all Guaranteed

     Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("Post Petition Interest")) before the Guarantor receives payment of any Subordinated Obligations.

          (c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Issuer), the Guarantor shall, if the Trustee, on behalf of the Noteholders, so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Trustee and deliver such payments to the Trustee, on behalf of the Noteholders, on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

          (d) Trustee Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any of the Issuer, any Material Subsidiary thereof or any Material Subsidiary of the Guarantor), the Trustee, at the direction of the Noteholders or otherwise, is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Trustee for application to the Guaranteed Obligations (including any and all Post Petition Interest).

          SECTION 16. Continuing Agreement; Assignment of Rights Under the Indenture and the Notes. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the repayment in full by the Issuer of all amounts due and owing under the Indenture with respect to the Notes and (ii) the repayment in full of all Guaranteed Obligations and all other amounts payable under this Guaranty, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Trustee, on behalf of Noteholders, and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Noteholder may assign or otherwise transfer all or any portion of its rights and obligations under the Indenture (including, without limitation, the Note or Notes held by it) to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Noteholder herein or otherwise, in each case as and to the extent provided in the Indenture. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Noteholders.

          SECTION 17. Currency Rate Indemnity. (a) The Guarantor shall (to the extent lawful) indemnify the Trustee and the Noteholders and keep them indemnified against:

          (i) in the case of nonpayment by the Guarantor of any amount due to the Trustee, on behalf of the Noteholders, under this Guaranty any loss or damage incurred by any of them arising by reason of any variation between the rates of exchange used for the purposes of calculating the amount due under a judgment or order in respect thereof and those prevailing at the date of actual payment by the Guarantor; and

          (ii) any deficiency arising or resulting from any variation in rates of exchange between (i) the date as of which the local currency equivalent of the amounts due or contingently due under this Guaranty or in respect of the Notes is calculated for the purposes of any bankruptcy, insolvency or liquidation of the Guarantor, and (ii) the final date for ascertaining the amount of claims in such bankruptcy, insolvency or liquidation. The amount of such deficiency shall be deemed not to be increased or reduced by any variation in rates of exchange occurring between the said final date and the date of any bankruptcy, insolvency or liquidation or any distribution of assets in connection therewith.

          (b) The Guarantor agrees that, if a judgment or order given or made by any court for the payment of any amount in respect of its obligations hereunder is expressed in a currency (the "Judgment Currency") other than U.S. dollars (the "Denomination Currency"), it will indemnify the relevant Noteholder against any deficiency arising or resulting from any variation in rates of exchange between the date at which the amount in the Denomination Currency is notionally converted into the amount in the Judgment Currency for the purposes of such judgment or order and the date of actual payment thereof.

          (c) The above indemnities shall constitute separate and independent obligations of the Guarantor from its obligations hereunder, will give rise to separate and independent causes of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant Note or under any such judgment or order.

          SECTION 18. Governing Law; Jurisdiction; Waiver of Immunity, Etc. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

          (b) The Guarantor hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any court of the State of New York or any United States Federal court sitting in The City of New York, New York, United States, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Transaction Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court of the State of New York or, to the extent permitted by law, in such Federal court. The Guarantor irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Guaranty in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Guarantor agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Transaction Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Transaction Document in the courts of any jurisdiction.

          (c) The Guarantor hereby irrevocably appoints and empowers CT Corporation System, at its offices located at 111 Eighth Avenue, New York, New York 10011 as its authorized agent (the "Process Agent") to accept and acknowledge for and on its behalf and on behalf of its property service of any and all legal process, summons, notices and documents which may be served in any such suit, action or proceedings in any New York State court or United States Federal court sitting in The City of New York, New York, United States and any appellate court from any thereof, which service may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. The Guarantor will take any and all action necessary to continue such designation in full force and effect and to advise the Trustee of any change of address of such Process Agent; should such Process Agent become unavailable for this purpose for any reason, the Guarantor will promptly and irrevocably designate a new Process Agent within New York, New York, which will agree to act as such, with the powers and for the purposes specified in this subsection (c). The Guarantor irrevocably consents and agrees to the service and any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by hand delivery, to it at its address set forth in Section 12 or to any other address of which it shall have given notice pursuant to Section 12 or to its Process Agent. Service upon the Guarantor or the Process Agent as provided for herein will, to the fullest extent permitted by law, constitute valid and effective personal service upon it and the failure of the Process Agent to give any notice of such service to the Guarantor shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

          (d) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OF THE TRANSACTION DOCUMENTS OR THE ACTIONS OF ANY NOTEHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

          (e) This Guaranty and any other documents delivered pursuant hereto, and any actions taken hereunder, constitute commercial acts by the Guarantor. The Guarantor irrevocably and unconditionally and to the fullest extent permitted by law, waives, and agrees not to plead or claim, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) for itself of any of its property, assets or revenues wherever located with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guaranty or any document delivered pursuant hereto, in each case for the benefit of each assigns, it being intended that the foregoing waiver and agreement will be effective, irrevocable and not subject to withdrawal in any and all jurisdiction, and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (f) shall have the fullest scope permitted under the United States Foreign Sovereign Immunities Act of 1976 and are intended to be irrevocable for the purposes of such act.

          SECTION 19. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.

          SECTION 20. Pledge of Interest in Accounts. The Guarantor hereby pledges to the Trustee (for the benefit of the Noteholders), which such pledge, for purposes of Brazilian law, is made pursuant to article 1431 et seq. and 1451 et seq. of the Brazilian Civil Code, and hereby grants to the Trustee (for the benefit of the Noteholders) a security interest in all of its rights, title and interest (if any) in (i) the Insurance Policy, (ii) each Letter of Credit, (iii) the Payment Account, (iv) the Reserve Account, (v) all Permitted Investments obtained with proceeds of the Reserve Account or the Payment Account, (vi) all monies or funds from time to time received, receivable or on deposit in the Reserve Account or the Payment Account, and
(vii) all proceeds of any of the foregoing. The Guarantor agrees to take all such action as is necessary or as the Trustee may reasonably require, including (i) delivering Opinions of Counsel in form and substance acceptable to the Trustee, as to the grant and perfection of the foregoing security interests, and (ii) providing for the registration of this Guaranty with the competent Brazilian Registry of Deeds and Documents (Registro de Titulos e Documentos).

          SECTION 21. Entire Agreement. This Guaranty, together with the Indenture, the Notes, the Insurance Policy, the Registration Rights Agreement and the Insurance Side Agreement, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                       Companhia de Bebidas das Americas-AMBEV



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:



ACKNOWLEDGED:

THE BANK OF NEW YORK, as Trustee and not in its individual capacity

By:
   ---------------------------------
   Name:
   Title:


WITNESSES:



1.
  ------------------------------
  Name:



2.
  ------------------------------
  Name:

STATE OF NEW YORK        )
                         )      ss:
COUNTY OF NEW YORK       )


          On this 18th day of September, 2003 before me, a notary public within and for said county, personally appeared ______________________, to me personally known who being duly sworn, did say that he is a ________________, of The Bank of New York, a person described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said corporation.



          On this 18th day of September, 2003, before me personally came _________________ and ________________ to me personally known, who being by me sworn, did depose and say that they signed their names to the foregoing instrument as witnesses.





                                                     ---------------------------
                                                     Notary Public
                                                     COMMISSION EXPIRES
[Notarial Seal]

                                                                     EXHIBIT A


                          FORM OF NON-PAYMENT NOTICE


                                                        [Date]



VIA FACSIMILE
-------------

Companhia de Bebidas das Americas-AMBEV
Edificio Corporate Park
Rua Dr. Renato Paes de Barros 1017, 4(degree) andar
04530-001, Sao Paulo, SP, Brazil

Attention:  Tobias Stingelin and Andrea Vianna Jorge Ruiz


                        Companhia Brasileira de Bebidas
                        -------------------------------


Dear Sirs:

          Reference is made to that certain Indenture (the "Indenture") dated September 18, 2003 between Companhia Brasileira de Bebidas ("CBB") and The Bank of New York, as trustee (the "Trustee"). Reference is also made to that certain Guaranty (the "Guaranty") dated September 18, 2003 between the Trustee and Companhia de Bebidas das Americas-AMBEV ("AMBEV") pursuant to which AMBEV has undertaken to provide the holders of CBB's 8.75% Notes due 2013 (the "Notes") with an irrevocable and unconditional guaranty of CBB's obligations with respect to the Notes. Capitalized terms not defined herein shall have the meanings set forth in the Guaranty.

          By this notice, the undersigned, acting on behalf of the holders of the Notes, hereby advises you as follows:

          1. On [date], CBB was obligated to make a payment of [principal] [interest] [other amounts under the Indenture] in an amount equal to U.S.$ in respect of [principal] [interest] [other amounts due under the Indenture] (the "Overdue Amount").

          2. Pursuant to the Guaranty, you are obligated to immediately pay the Overdue Amount to the Trustee, on behalf of the holders of the Notes.

          3. Pursuant to the Guaranty, you are hereby directed to pay the Overdue Amount to the Trustee, on behalf of the holders of the Notes, in respect of your obligations under the Guaranty.

          4. You are hereby requested to pay the Overdue Amount to the Payment Account established under the Indenture (Account No. _____) immediately upon receipt of this notice.

          5. AMBEV is requested to acknowledge receipt of this notice by countersigning in the space provided below and returning a copy to the same at the address provided in the Guaranty with a copy by facsimile to the Trustee at The Bank of New York, 101 Barclay Street, 21 West, New York, New York 10286, Telecopier:
               (212) 819-5381 (Attention: Global Finance Unit).

                                              THE BANK OF NEW YORK, as Trustee


                                              By:
                                                    ---------------------------
                                                    Name:
                                                    Title:


ACKNOWLEDGED & AGREED
---------------------

COMPANHIA DE BEBIDAS DAS AMERICAS-AMBEV



By:
    --------------------------------
    Name:
    Title:
    Date:




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